Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation to Continue Trading On NYSE
JACKSON, Mich. — Jan. 27, 2009 — Sparton Corporation (NYSE: SPA) today announced it has been notified by the New York Stock Exchange (NYSE) that it is now in compliance with the revised temporary market capitalization listing standard criteria of the NYSE and, as a result, will continue to trade on the exchange.
Sparton had been advised of a non-compliance determination from the NYSE in November 2008 because the Company’s 30-day average market capitalization fell below the $25 million minimum threshold established by NYSE. The NYSE has adopted a temporary standard of $15 million, which will be in place for 90 days to provide time for markets to rebound. Sparton currently satisfies the new standard and will remain on the NYSE. Sparton remains below the $75 million equity listing criteria and must now submit a plan by February 13, 2009 acceptable to the NYSE to achieve regulatory compliance with the $75 million equity listing criteria.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 109th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Jackson, Michigan, Spartan has six manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
# # #